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                                                                      Exhibit 23







                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Comptek Research, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-54170, 33-82536, and 333-11437) on Form S-8 and in the registration statements (Nos. 333-2387 and 33-6959) on Form S-3 of Comptek Research, Inc. of our report dated May 6, 1997, relating to the consolidated balance sheets of Comptek Research, Inc, and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and related schedule, which reports appear in the March 31, 1997 annual report on Form 10-K of Comptek Research, Inc.

                                                         KPMG Peat Marwick LLP

Buffalo, New York
June 25, 1997